EXHIBIT 99.1

Nate’s Food Co. Announces It has Begun Expanding Capacity to 24 Million Cans per Year Providing Revenue Potential of $75 Million Annually

Los Angeles, California, October 27, 2014 – Nate’s Food Co. (OTC: NHMD) announced today that it has begun expanding its production capacity to approximately 100,000 cans a day or 24 million cans per year which could provide revenue up to $75 Million per year.

The Company currently has the capacity to make 10-12 Million cans a year. The company’s initial discussions on placement of our products in grocery stores would exceed that capacity. As a result, the Company has begun to expand its production capacity in order to meet the orders that we expect. If we can obtain a footprint in the 13,000 stores that were previously obtained, that would require each store to only order 1,800 cans per year to meet the increased production capacity of 24 million cans.

Nate’s Pancakes was created by Nate Steck who also created Batter Blaster which was sold in over 13,000 stores and grossed over $40 Million in sales. Batter Blaster was the 5th largest brand in dollar sales out of 39 brands within the pancake dry mix category with only 1 product and was the 3rd largest dollar product in pancake mix at Safeway out of a total of 149 products. By adding flavors Batter Blaster could have nearly tripled its total points of distribution to over 30,000. By adding additional flavors and products the total points of distribution could exceed 50,000 for Nate’s Homemade.

While the Company is finalizing the deal points with the brokers and pricing terms for the product, the Company has begun to increase its capacity in anticipation of the orders from the contracts the food brokers will bring to the Company. By beginning to increase the capacity now, the Company will avoid costly expenses that plagued Batter Blaster and prevent any delays in meeting the increase in demand that is created for our products in what we expect to be over 50,000 points of distributions.

These are the initial steps of the Company is taking to grow the revenues in anticipation of up-listing to the New York Stock Exchange in the next 3 – 5 years. In addition to the revenue requirements, the Company would need a shares of at least $3.00 and market capitalization of $75 Million.

About Nate’s Food Co.

Nate’s Homemade pancake and waffle batter are a ready-to-use, pre-mixed pancake and waffle batter delivered in a pressurized can. Our pre-made batter makes light and airy pancakes or waffles that are fun for the entire family to make together, and are a great way to start your day. With no preparation and no clean-up, we’ve made making breakfast easier for your busy mornings.